                                 UNITED STATES
                        SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                 SCHEDULE 13G



                        UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                (AMENDMENT NO. 1)*



                          PRINTRAK INTERNATIONAL INC.
                                (Name of Issuer)


                                 COMMON STOCK
                         (Title of Class of Securities)


                                   74257410
                                (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

CUSIP NO. 74257410                                             PAGE 2 OF 4 PAGES
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Charles L. Smith
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
--------------------------------------------------------------------------------
      NUMBER OF            5        SOLE VOTING POWER
       SHARES                            392,000
--------------------------------------------------------------------------------
    BENEFICIALLY          6         SHARED VOTING POWER
      OWNED BY                              -0-
--------------------------------------------------------------------------------
       EACH               7         SOLE DISPOSITIVE POWER
     REPORTING                           392,000
--------------------------------------------------------------------------------
      PERSON               8        SHARED DISPOSITIVE POWER
       WITH                                 -0-
--------------------------------------------------------------------------------

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    392,000
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                            / /
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    3.529%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON                  IN

--------------------------------------------------------------------------------

ITEM 1.

    (a)  NAME OF ISSUER:  Printrak International Inc.

    (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
         1250 N. Tustin Avenue, Anaheim, California 92807

ITEM 2.

    (a)  NAME OF PERSON FILING:  Charles L. Smith

    (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE:
         1250 N. Tustin Avenue, Anaheim, California 92807

    (c)  CITIZENSHIP:  United States of America

    (d)  TITLE OF CLASS OF SECURITIES:  Common Stock

    (e)  CUSIP NUMBER:  74257410

ITEM 3.

         Not applicable.

ITEM 4.

         Not applicable.

ITEM 5.

         If this statement is being filed to report the fact that as of the date hereof the reported person has ceased to be the beneficial owner of more than 5% of the class of securities, check the following: /X/

ITEM 6.

         Not applicable.

ITEM 7.

         Not applicable.

ITEM 8.

         Not applicable.

ITEM 9.

         Not applicable.

ITEM 10.

         Not applicable.

                                   SIGNATURE


    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:    June 5, 1997           By:  /s/  Charles L. Smith
                                     -----------------------------------
                                     Charles L. Smith, Director